Exhibit 99.1

Reed’s Reports Fourth Quarter and Full Year 2023 Results and Issues 2024 Financial Outlook

Sixth Consecutive Quarter of YoY Operating Expense and Profitability Improvements

Execution of Optimization Initiatives Leads to Material Improvement in FY 2023 Operating Loss and Modified EBITDA

Norwalk, CT, (March 28, 2024) — Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, is reporting financial results for the three and twelve months ended December 31, 2023.

Q4 2023 Financial Highlights (vs. Q4 2022):

●	Net sales were $11.7 million compared to $15.0 million.
●	Gross profit was $0.5 million compared to $3.4 million, with gross margin of 4.0% compared to 22.9%.
●	Adjusted gross profit, which excludes non-cash inventory adjustments and a one-time change to policy for discounts, increased 26% to $4.3 million with gross margin of 34.9%.
●	Delivery and handling costs were reduced by 32% to $2.82 per case.
●	Selling, general and administrative expenses were reduced by 23% to $3.0 million.
●	Operating loss was $5.0 million compared to $3.7 million.
●	Modified EBITDA improved to $43,000 compared to $(2.8) million.

FY 2023 Financial Highlights (vs. FY 2022):

●	Net sales were $44.7 million compared to $53.0 million.
●	Gross profit was $9.7 million compared to $12.1 million, with gross margin of 21.7% compared to 22.8%.
●	Adjusted gross profit, which excludes non-cash inventory adjustments and a one-time change to policy for discounts, increased 12% to $13.6 million with gross margin of 29.9%.
●	Delivery and handling costs were reduced by 35% to $3.07 per case.
●	Selling, general and administrative expenses were reduced by 26% to $11.0 million.
●	Operating loss improved to $9.4 million compared to $14.8 million.
●	Modified EBITDA improved to $(3.7) million compared to $(13.1) million.

Management Commentary

“I am proud of our team’s hard work in 2023 as they executed on our strategic initiatives to consistently lower input costs and optimize our cost structure, resulting in more than $6 million of expense reductions and a material improvement to our bottom line,” said Norman E. Snyder, Jr., CEO of Reed’s. “We experienced solid order volume across our retail network during the year, however we were unable to fulfill the entire demand due to inflated short order shipments, which we believe offset net sales by approximately $5 million in 2023. We have taken the appropriate steps to increase production capacity and are actively building our finished goods inventory. With an improving inventory position, we are well on track to dramatically reduce short shipments and capitalize on the demand for our fan-favorite products.

“Looking ahead, we have several key initiatives to drive growth and profitability. As we build our inventory levels, we will sharpen our focus on returning to growth through our key product categories: Reed’s Ginger Ale, Ginger Beer, Virgil’s Zero Sugar and our ready-to-drink alcohol portfolio. We also plan to uncover additional cost-saving opportunities throughout our business to ensure we are operating as efficiently as possible. We expect these initiatives will enable us to deliver on our growth and profitability objectives in 2024.”

Fourth Quarter 2023 Financial Results

During the fourth quarter of 2023, net sales were $11.7 million compared to $15.0 million in the year-ago period. The decrease was primarily driven by short order shipments and lower sales from seasonal programs due to timing of customer orders and a third-party manufacturing deficiency, both related to the Company’s swing-lid products. Reed’s expects to receive an insurance claim to cover the cost of these products. The Company also implemented a one time change to policy for discounts that offset net sales by approximately $0.8 million this quarter.

Gross profit for the fourth quarter of 2023 was $0.5 million compared to $3.4 million for the same period in 2022. Gross margin was 4.0% compared to 22.9% in the year-ago quarter. The decrease was primarily driven by a one-time, non-cash packaging inventory valuation adjustment of $1.8 million, a one-time provision for product hold related to the Company’s swing-lid program of $1.3 million, as well as the aforementioned one-time change to policy for discounts. Adjusted gross profit, which excludes these non-cash items, for the fourth quarter of 2023 was $4.3 million or 34.9% of revenue.

Delivery and handling costs were reduced by 32% to $1.8 million during the fourth quarter of 2023 compared to $2.7 million in the fourth quarter of 2022. The decrease was primarily driven by continued reductions in freight rates, as well as improved throughput and efficiencies related to the Company’s streamlined distribution model. Delivery and handling costs were reduced to 16% of net sales or $2.82 per case, compared to 18% of net sales or $3.44 per case during the same period last year.

Selling, general and administrative costs declined by 23% to $3.0 million during the fourth quarter of 2023 compared to $3.9 million in the year-ago quarter. As a percentage of net sales, selling, general and administrative costs remained flat at 26%.

Operating loss during the fourth quarter of 2023 was $5.0 million or $(1.55) per share, compared to $3.7 million or $(1.54) per share in the fourth quarter of 2022.

Modified EBITDA improved to $43,000 in the fourth quarter of 2023 compared to $(2.8) million in the fourth quarter of 2022.

Update on Recent Financing

During the first quarter of 2024, Reed’s closed on a $4.1 million SAFE (“Simple Agreement for Future Equity”) agreement as part of a planned $6.0 million financing. Reed’s plans to utilize the funds to build its finished goods inventory reserves to reduce short shipments in 2024.

Liquidity and Cash Flow

For the fourth quarter of 2023, cash used in operations was $0.2 million compared to cash flow from operations of $1.0 million for the same period in 2022. The decrease in operating cash flow was primarily driven by higher inventory purchases compared to the year-ago period.

As of December 31, 2023, the Company had approximately $0.6 million of cash and $27.4 million of total debt net of capitalized financing fees. This cash balance does not include the aforementioned $4.1 million of SAFE proceeds from the Company’s recent financing. The debt includes $17.6 million from a convertible note and $9.8 million from the Company’s revolving line of credit, which has $3.0 million of additional borrowing capacity.

FY 2024 Financial Outlook

The Company projects net sales growth, gross margin expansion, and to achieve modified EBITDA profitability for the full year 2024. Reed’s also expects to generate positive cash flow from operations for the full year 2024.

Conference Call

The Company will conduct a conference call today, March 28, 2024, at 5:00 p.m. Eastern time to discuss its results for the three and twelve months ended December 31, 2023.

Reed’s management will host the conference call, followed by a question-and-answer period.

Date: Thursday, March 28, 2024

Time: 5:00 p.m. Eastern time

Toll-free dial-in number: (844) 850-0544

International dial-in number: (412) 542-4115

Conference ID: 10187056

Webcast: Reed’s Q4 & FY 2023 Conference Call

Please dial into the conference call 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the company’s investor relations team at (720) 330-2829.

The conference call will also be broadcast live and available for replay on the investor relations section of the Company’s website at https://investor.reedsinc.com.

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules and hard ginger ales. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in six zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com. To receive exclusive perks for Reed’s investors, please visit the Company’s page on the Stockperks app here.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are typically identified by terms such as “estimate,” “expect,” “intend,” “project,” “will,” “plan,” and similar expressions. These forward-looking statements are based on current expectations and include our management’s expectations and guidance for fiscal year 2024 under the heading “FY 2024 Financial Outlook”. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control. Reed’s 2024 guidance reflects year-to-date and expected future business trends and includes impacts of the inventory shortage as of the date hereof. New supply chain challenges that may develop and further potential inflation cannot be reasonably estimated and are not factored into current fiscal 2024 guidance. These risks could materially impact our ability to access raw materials, production, transportation and/or other logistics needs.

Financial guidance should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Reed’s actual results could differ materially from the results expressed or implied by the forward-looking statements we make, including our ability to achieve our targets for the fiscal year ending December 31, 2024. The risks and uncertainties referred to above include, but are not limited to: inventory shortages; risks associated with new product releases; the impacts of further inflation; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our significant debt obligations; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors; third party co-packers meeting contractual commitments; risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including the wars in Ukraine and Israel, conflict or acts of terrorism; financial markets, commodity and currency impacts of the wars; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K expected to filed on April 1, 2024, which will be) available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

ir@reedsinc.com

(720) 330-2829

REED’S, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2023 and 2022

(Amounts in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net Sales	$11,693	$15,040	$44,711	$53,041
Cost of goods sold	8,106	11,594	31,884	40,929
Inventory write-offs associated with exited categories and major packaging and formula changes	1,848	0	1,848
Provision for product hold	1,267	-	1,267	-
Gross profit	472	3,446	9,712	12,112

Operating expenses:
Delivery and handling expense	1,847	2,710	7,561	11,603
Selling and marketing expense	1,298	1,693	4,865	7,316
General and administrative expense	1,691	2,170	6,118	7,489
Provision for receivable with former related party	585	538	585	538
Total operating expenses	5,421	7,111	19,129	26,946

Loss from operations	(4,949)	(3,665)	(9,417)	(14,834)

Interest expense	(1,647)	(3,104)	(6,106)	(5,223)

Net loss	(6,596)	(6,769)	(15,523)	(20,057)

Dividends on Series A Convertible Preferred Stock	-	-	(5)	(5)

Net loss attributable to common stockholders	$(6,596)	$(6,769)	$(15,528)	$(20,062)

Loss per share – basic and diluted	$(2.07)	$(2.84)	$(4.39)	$(9.07)

Weighted average number of shares outstanding – basic and diluted	3,186,246	2,384,507	3,537,882	2,211,319

REED’S, INC,

BALANCE SHEETS

(Amounts in thousands, except share amounts)

	December 31, 2023	December 31, 2022

ASSETS
Current assets:
Cash	$603	$533
Accounts receivable, net of allowance of $860 and $252, respectively	4,788	5,671
Inventory, net	11,300	16,175
Receivable from former related party	259	777
Prepaid expenses and other current assets	811	939
Total current assets	17,761	24,095

Property and equipment, net of accumulated depreciation of $1,068 and $787, respectively	493	766
Intangible assets	629	626
Total assets	$18,883	$25,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,133	$9,805
Accrued expenses	1,096	233
Revolving line of credit, net of capitalized financing costs of $201 and $363, respectively	9,758	10,974
Payable to former related party	259	2,025
Current portion of convertible notes payable, net of debt discount of $10 and $414, respectively	7,325	2,434
Current portion of lease liabilities	207	187
Total current liabilities	27,778	25,658

Convertible note payable, net of debt discount of $148 and $562, respectively, less current portion	10,286	8,092
Lease liabilities, less current portion	-	207
Total liabilities	38,064	33,957

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 180,000,000 shares authorized; 4,187,291 and 2,519,485 shares issued and outstanding, respectively	-	-
Additional paid in capital	119,452	114,635
Accumulated deficit	(138,727)	(123,199)
Total stockholders’ equity (deficit)	(19,181)	(8,470)
Total liabilities and stockholders’ equity (deficit)	$18,883	$25,487

REED’S, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2023 and 2022

(Amounts in thousands)

	December 31, 2023	December 31, 2022
Cash flows from operating activities:
Net loss	$(15,523)	$-20,057
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	142	108
Loss on disposal of property & equipment	8	-
Amortization of debt discount	1,137	530
Amortization of prepaid financing costs	-	431
Fair value of vested options	490	701
Fair value of vested restricted shares granted to directors and officers for services	3	158
Common shares issued as financing costs		37
Common shares issued for compensation	36	-
Provision for product hold	1,267	-
Change in allowance for doubtful accounts	608	37
Provision for receivable with former related party	585	538
Change in inventory reserve	955	344
Accrued interest on convertible note	2,831	2,313
Lease liability	-187	-161
Changes in operating assets and liabilities:
Accounts receivable	275	-525
Inventory	2,653	531
Prepaid expenses and other assets	528	55
Decrease in right of use assets	140	117
Accounts payable	-1073	-629
Accrued expenses	859	-58
Net cash used in operating activities	(4,266)	(15,530)
Cash flows from investing activities:
Intangible asset trademark costs	(3)	(2)
Purchase of property and equipment	(85)	-
Sale of property and equipment	68	-
Net cash used in investing activities	(20)	(2)
Cash flows from financing activities:
Proceeds from line of credit	43,836	54,564
Payments on the line of credit	(45,213)	(53,456)
Payment of debt issuance costs	-	(483)
Proceeds from sale of common stock	4,016	5,034
Proceeds from convertible note payable, net of expenses	3,751	12,430
Payment of convertible note payable	(200)	(3,100)
Amounts from former related party, net	(1,833)	1,029
Repurchase of common stock	(1)	(2)
Net cash provided by financing activities	4,356	16,016

Net increase in cash	70	484
Cash at beginning of period	533	49
Cash at end of period	$603	$533

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,046	$1,911
Non-cash investing and financing activities:
Dividends on Series A Convertible Preferred Stock	$5	$5
Common Shares issued for financing costs	$273	-
Common Shares issued for principal payment	$-	$200
Common Shares issued for interest payment	$-	$1,261

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, tax expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, legal and insurance settlements, inventory write-offs associated with exited categories and major packaging and formula changes, one-time changes to policy, impact of changes to accounting methodology and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three and twelve months ended December 31, 2023, and 2022 (unaudited; in thousands):

	Year Ended December 31,
	2023	2022
Net loss	$(15,523)	$(20,057)

Modified EBITDA adjustments:
Depreciation and amortization	281	225
Interest expense	6,106	5,223
Tax expense	251
Stock option and other noncash compensation	493	859
Provision for product hold	1,267
Provision for receivable with former related party	585	538
Inventory write-offs associated with exited categories and major packaging and formula changes	1,848
One-time change in policy for discounts	756
Legal settlement	12
Severance costs	256	66

Total EBITDA adjustments	$11,855	$6,911

Modified EBITDA	$(3,668)	$(13,146)

	Three months Ended December 31,
	2023	2022
Net loss	$(6,596)	$(6,769)

Modified EBITDA adjustments:
Depreciation and amortization	67	60
Interest expense	1,647	3,104
Tax expense	251	0
Stock option and other noncash compensation	139	274
Provision for product hold	1,267
Provision for receivable with former related party	585	538
Inventory write-offs associated with exited categories and major packaging and formula changes	1,848
One-time change in policy for discounts	756
Legal settlement	0
Severance costs	79

Total EBITDA adjustments	$6,639	$3,976

Modified EBITDA	$43	$(2,793)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.